                                                FILED PURSUANT TO RULE 424(b)(3)

                      REGISTRATION STATEMENT NO. 333-39167

PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED NOVEMBER 10, 1997)

                                  $310,000,000
                            LAM RESEARCH CORPORATION
                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2002

        This Prospectus Supplement supplements information contained in that certain Prospectus dated November 10, 1997, Prospectus Supplement No. 1 to such Prospectus dated January 27, 1998, and Prospectus Supplement No. 2 to such Prospectus dated March 20, 1998 (collectively, the "Prospectus"), each relating to the potential sale from time to time of up to $310,000,000 aggregate amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

        The following information shall be added in the appropriate alphabetical sequence to the table set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Registrable Notes beneficially owned by such Selling Securityholder that may be offered pursuant to the Prospectus, as amended or supplemented:


Boston College Endowment Fund                                                     106,000     *             1,207  *
Fidelity Advisor Series VII:  Fidelity Advisor Technology Fund                    360,000     *             4,101  *
Fidelity Select Portfolios:  Technology Portfolio                               2,640,000     *            30,078  *
Jeffries & Company                                                                450,000     *             5,127  *
Museum of Fine Arts, Boston                                                       123,000     *             1,401  *
New Hampshire State Retirement System                                             546,000     *             6,220  *
Promutual                                                                         458,000     *             5,218  *
Putnam Convertible Opportunities and Income Trust                                 299,000     *             3,406  *


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
Putnam High Yield Fixed Income Fund, LLC                                          100,000     *             1,139  *
Putnam Income Fund                                                              1,500,000     *            17,090  *
The George Putnam Fund of Boston                                                1,000,000     *            11,393  *
University of Rochester                                                           108,000     *             1,230  *


        The following line items contained in the table set forth in the Prospectus under the caption "Selling Securityholders" shall be deleted in their entirety:

Bankers Trust International                                                     5,000,000     1.61%        56,967  *
Calomos Investment Trust Calomos Convertible Fund                                 715,000     *             8,146  *
Champion International Corp.  Master Retirement Trust                             850,000     *             9,684  *
CIBC Oppenheimer                                                                5,500,000     1.77%        62,663  *
Delta Airlines Master Trust                                                     1,900,000     *            21,647  *
Helix Convertible Opportunities Fund, Ltd.                                        840,000     *             9,570  *
Helix Convertible Opportunities, L.P.                                             410,000     *             4,671  *
Kettering Medical Center Funded Depreciation Account                               65,000     *               740  *
Port Authority of Allegheny County Retirement and Disability                    1,025,000     *            11,678  *
Allowance Plan for Employers Represented by Local 85 of the
Amalgamated Transit Union
Putnam Balanced Retirement Fund                                                   350,000     *             3,987  *
RJR Nabisco, Inc. Defined Benefit Master Trust                                    775,000     *             8,829  *
Shepard Management Services                                                        40,000     *               455  *
Shepard Trading Limited                                                           300,000     *             3,418  *
Simpson Group Retirement Fund (Mellon Bank Trustee)                               230,000     *             2,620  *
The Common Fund FAO Absolute Return Fund                                          150,000     *             1,709  *
The Dow Chemical Company Employees Retirement Plan                              1,425,000     *            16,235  *


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
The Fondren Foundation                                                             60,000     *               683  *
Unifi, Inc. Profit Sharing Plan and Trust                                         135,000     *             1,538  *
United Food and Commercial Workers Local 1262 and Employers                       350,000     *             3,987  *
Pension Fund
Worldwide Transactions, Ltd.                                                      110,000     *             1,253  *
WR Investment Partners, L.P.                                                       70,000     *               797  *

        The line items "BancAmerica Robertson Stephens, 5,540,000, 1.79%, 63,119, *,", "Bear Stearns Securities Corp., 4,250,000, *, 48,422, *,",
"Deutsche Morgan Grenfell, 1,020,000, *, 11,261, *,", "McMahon Securities, 200,000, *, 2,278,*", "Putnam Convertible Income -- Growth Trust, 6,050,000, 1.95%, 68,930, *,", "Putnam Funds Trust -- Putnam High Yield Total Return Fund, 15,000, *, 170, *,", "Putnam High Income Convertible and Bond Fund, 1,300,000, *, 14,811, *,", "Putnam High Yield Advantage Fund, 5,000,000, 1.61%, 56,967,
*,", "Putnam High Yield Trust, 5,000,000, 1.61%, 56,967, *,", "Putnam Variable Trust -- Putnam VT High Yield Fund, 1,000,000, *, 11,393, *" contained in the table set forth in the Prospectus under the caption "Selling Securityholders" shall be deleted in their entirety and replaced with the following:

BancAmerica Robertson Stephens                                                  2,040,000     *             23,242  *
Bear Stearns Securities Corp.                                                   2,300,000     *             26,204  *
Deutsche Morgan Grenfell                                                       16,790,000     *            191,245  *
McMahon Securities Company                                                        540,000     *              6,152  *
Putnam Convertible Income Growth Trust                                             55,000     *              6,266  *
Putnam Funds Trust -- Putnam High Yield Total Return Fund                          15,000     *                170  *
Putnam High Income Convertible and Bond Fund                                      300,000     *              3,418  *
Putnam High Yield Advantage Fund                                                5,000,000     *             56,967  *
Putnam High Yield Trust                                                         4,000,000     *             45,573  *
Putnam Variable Trust -- Putnam VT High Yield                                     900,000     *             10,254  *


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The last three line items contained in the table set forth in the Prospectus under the caption "Selling Securityholders": "Any other holder . . . " , "Notes Sold Under Registration Statement", and "Total . . . " (other than the footnotes thereto, which remain unchanged), shall be deleted in their entirety and replaced with the following:

Any other holder of Notes or future
transferee from any such holder (3)

Notes Sold Under                                                       $160,875,000                            1,832,915
Registration Statement
          Total                                                        $310,000,000               100%         3,531,929


  All information provided in this Prospectus Supplement is as of May 8, 1998.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 14, 1998.


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